RIGHT OF FIRST REFUSAL TO PURCHASE AND DEVELOP REAL PROPERTY

EFFECTIVE DATE: October 31, 2008

SMD:	Small Mine Development, LLC, an Idaho limited liability company 967 E. ParkCenter Blvd. PMB #396 Boise, ID 83706 Facsimile No. 208.338.8881
TIMBERLINE	Timberline Resources Corporation, a Delaware corporation 101 East Lakeside Avenue, Coeur d' Alene, Idaho 83814

RECITALS

WHEREAS, Timberline Resources Corporation, a Delaware corporation ("Owner") owns fee simple title to the real property known as the "Butte Highlands Gold Property, located near Butte, in Silver Bow county, Montana, legally described in Exhibit A attached hereto. The real property together with all other rights, water rights, hereditaments, and tenements appurtenant to the real property and improvements, are collectively referred to herein as the "Property;" and,

WHEREAS, Small Mine Development, LLC ("SMD") has purchased common stock of Owner and has loaned owner funds pursuant to that certain credit agreement of even date herewith, which is secured in part by the Property. As part of the consideration for SMD to provide the loan to Owner, Owner has agreed to grant to SMD this right of first refusal to purchase the Property, all on the terms and conditions herein stated; and

WHEREAS, SMD would not provide the loan to Owner without this right of first refusal.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties therefore agree to enter into this Right of First Refusal to Purchase Real Property (this "Agreement") as follows:

1. Right of First Refusal to Purchase. From the Effective Date through and until October 31, 2018 (the "Term") should Owner receive a bona fide offer from any third party to purchase the Property which Owner desires to accept, Owner shall, before accepting such offer, notify SMD in writing of all of the terms and conditions thereof and shall first offer in writing to sell the Property to SMD upon the same terms and conditions. Upon receipt of any such notice and offer from Owner, SMD shall have sixty (60) days thereafter within which to accept the same. Should SMD fail to accept any such offer within said sixty (60) day period, Owner shall be free to sell the Property to the original offeror upon the same terms and conditions offered to SMD without further notice to SMD. Should Owner, after having made such offer to SMD as

above-described, fail to sell the Property upon the same terms and conditions offered to SMD, Owner shall give SMD notice in the manner set forth above of any further or different offers, terms, or conditions received by Owner for the purchase of the Property and shall first offer to sell the same to SMD upon the same terms and conditions before accepting any such further or different offer. It is expressly understood and agreed by and between the parties hereto that SMD shall have the right of first refusal with respect to each and every offer to sell or purchase made or received by Owner or by any successor Owner, and that Owner at the time of the making or receipt of such offer to sell or purchase shall in each and every instance notify SMD of such offer in the manner set forth above, and SMD shall have the right to purchase the Property under the terms and conditions of such offer in accordance with the terms and provisions set forth above.

2. **Title.** SMD has not reviewed title to the Property. Owner represents and warrants to SMD that as of closing, whether pursuant to Section 1 or Section 2 above Owner shall remove any title exception created or suffered to be created by Owner during its ownership of the Property (including mortgages, deeds of trust, tax liens, and judgment liens) and any non-monetary Exception created, or suffered to be created, by Owner during its ownership of the Property. In addition, SMD may terminate the Option or the right of first refusal, in its sole discretion, within ten (10) days of receipt of a preliminary title report of the Property.

Owner shall not cause, permit, or suffer any matter to be recorded with respect to the Property during the Term, except (i) the Memorandum referenced in Section 5, and (ii) any other matter that SMD approves, in writing and at its sole discretion, before recordation.

3. **Closing.**

3.1 **Time and Place.** The escrow for the Closing shall be established at the offices of ____________ Title Insurance, as mutually agreed by the parties. (the "Title Company")

3.2 **Closing Obligations.** Unless otherwise provided in the offer accepted pursuant to Section 1, costs, deliveries and prorations for the Closing shall be as is customary, in the Title Company's sole discretion.

4. **Right of First Refusal to Develop.** In addition to the right of first refusal set forth in section 1 above, from the Effective Date through and until October 31, 2018 (the "Term") should Owner receive a bona fide offer from any third party to develop the Property which Owner desires to accept, Owner shall, before accepting such offer, notify SMD in writing of all of the terms and conditions thereof and shall first offer in writing to develop the Property to SMD upon the same terms and conditions. Upon receipt of any such notice and offer from Owner, SMD shall have sixty (60) days thereafter within which to accept the same. Should SMD fail to accept any such offer within said sixty (60) day period, Owner shall be free to enter into an agreement to develop the Property to the original offeror upon the same terms and conditions offered to SMD without further notice to SMD. Should Owner, after having made such offer to SMD as above-described, fail to enter into an agreement to develop the Property upon the same terms and conditions offered to SMD, Owner shall give SMD notice in the manner set forth above of any further or different offers, terms, or conditions received by Owner for the development of the Property and shall first offer to enter into an agreement to develop the Property to SMD upon the same terms and conditions before accepting any such further or

different offer. It is expressly understood and agreed by and between the parties hereto that SMD shall have the right of first refusal to develop the Property with respect to each and every offer to develop the Property made or received by Owner or by any successor Owner, and that Owner at the time of the making or receipt of such offer to develop the Property shall in each and every instance notify SMD of such offer in the manner set forth above, and SMD shall have the right to develop the Property under the terms and conditions of such offer in accordance with the terms and provisions set forth above.

5. **Recording.** On the Effective Date, Owner shall execute, acknowledge, and deliver to SMD for recording, a Memorandum of the Agreement in the form attached as Exhibit B.

6. **Successors and Assigns.** Subject to the limitations on Owner's right to convey the Property, the terms, covenants, and conditions herein contained shall be binding on and inure to the benefit of the heirs, successors, and assigns of Owner and SMD. SMD may assign its interest in this Agreement and the Property to any person or entity, with the consent of Owner. If an assignee assumes the obligations of SMD hereunder, then SMD shall have no further liability with respect to this Agreement.

7. **Notices.** All notices required or permitted to be given shall be in writing and shall be deemed given and received on personal service or deposit in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, addressed as to the parties as set forth above. The foregoing addresses may be changed by written notice, given in the same manner. Notice given in any manner other than the manner set forth above shall be effective when received by the party for whom it is intended.

8. **Attorney Fees.** If litigation is instituted with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to all other sums and allowable costs, its reasonable attorney fees, both in preparation for and at trial and any appeal or review, such amount to be set by the court before which the matter is heard.

9. **Real Estate Commission.** Each party agrees to pay any commission or finder's fees that may be due on account of this transaction to any broker or finder employed by it and to indemnify the other party against any claims for commissions or fees asserted by any broker claiming by, through, or under the indemnifying party.

10. **Termination.** Upon any termination as provided for in this Agreement, SMD shall have no further obligation to purchase or develop the Property, but each future right of SMD to purchase or develop the Property, either through either right of first refusal, shall remain in effect.

IN WITNESS WHEREOF, this Agreement was executed on the day and year first above written.

OWNER:

TIMBERLINE RESOURCES CORPORATION

By: Randal L. Hardy
Name: RANDAL L. HARDY
Title: CEO

SMD:

SMALL MINE DEVELOPMENT, LLC

By: Ronald N. Gill
Name: RONALD N. GILL
Title: MANAGER

Attachments:
Exhibit A—Property
Exhibit B—Form of Memorandum

EXHIBIT A

Property Description

EXHIBIT B

Form of Memorandum

Until a change is requested,
all tax statements shall be
sent to:

NO CHANGE

After recording, send to:

Gregory J. Vietz
2290 N. Stonecrest Way
Eagle, ID 83616

MEMORANDUM OF RIGHT OF FIRST REFUSAL TO PURCHASE REAL PROPERTY

PARTIES: TIMBERLINE RESOURCES CORPORATION., a Delaware corporation("Owner")

SMALL MINE DEVELOPMENT, LLC, an Idaho limited liability company ("SMD ")

DATE: October 31, 2008

Pursuant to a Right of First Refusal to Purchase Real Property dated October 31 2008, Owner granted a right of first refusal to purchase and/or develop to SMD with respect to the following described real property (the "Property") known as the Butte Highlands Gold Property located near Butte, Silver Bow county, Montana, more particularly described on attached Exhibit A.

The right of first refusal and/or option by its terms must be exercised on or before October 31, 2018.

OWNER:

TIMBERLINE RESOURCES CORPORATION

By: ______________________
Name: RANDAL L. HARDY
Title: CEO

SMD:

SMALL MINE DEVELOPMENT, LLC

By: ______________________
Name: RONALD W GUILL
Title: MANAGER

EXHIBIT B

STATE OF Idaho)
) ss.
COUNTY OF Ada)

I certify that I know or have satisfactory evidence that Randy Hardy is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument and acknowledged it as the CEO of TIMBERLINE RESOURCES CORPORATION, a Delaware corporation, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

Dated this 31st day of October.

Danna Bohn
(Signature of Notary)

DANNA BOHN
NOTARY PUBLIC
STATE OF IDAHO

Danna Bohn
(Legibly Print or Stamp Name of Notary)
Notary public in and for the State of ~~Washington,~~ Idaho
residing at 818 E Boise Ave

My appointment expires May 8 2014

STATE OF Idaho)
) ss.
COUNTY OF Ada)

I certify that I know or have satisfactory evidence that Ron Guill is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument and acknowledged it as the Manager of SMALL MINE DEVELOPMENT, LLC, an Idaho limited liability company, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

Dated this 31st day of October.

Danna Bohn
(Signature of Notary)

DANNA BOHN
NOTARY PUBLIC
STATE OF IDAHO

Danna Bohn
(Legibly Print or Stamp Name of Notary)
Notary public in and for the State of ~~Washington,~~ Idaho
residing at 818 E Boise Ave

My appointment expires May 8 2014

EXHIBIT B

EXHIBIT B

EXHIBIT A
to Form of Memorandum

Property Description

EXHIBIT B